Exhibit 10.15

September 3, 2008
Mr. Paul H. Salsgiver
673 Varese Ct.
Pleasanton, CA 94566
Dear Paul:
On behalf of Activant Solutions Inc. (the “Company” or “Activant”), I am pleased to extend this offer of employment to you for the position of Executive Vice President & General Manager, Hardlines and Lumber. The salient points of this offer are as follows :
Position: Executive Vice President and General Manager, Hardlines & Lumber Group, reporting directly to Pervez Qureshi. Your offer of employment will be contingent upon successful completion of the pre-employment background investigation and completion of the requirements of the second to last paragraph in this letter. The start date for your employment with Activant will be September 8, 2008. The position is located at the Company’s Livermore, California office.
Salary: Your bi-weekly salary will be $13,461.54 ($350,000 annual rate), which will be paid to you in accordance with the Company’s regular payroll process and subject to applicable tax and withholding. You will be eligible for an annual merit review. This is an exempt position.
Incentive Bonus: You will be eligible to participate in the Activant Incentive Bonus Plan (the “Bonus Plan”), commencing the first full quarter after your start date. Your annual target incentive bonus under the Plan will be
$175,000. A payout of 60% of your target incentive bonus is guaranteed for your first year of participation in the Bonus Plan, with the understanding that this guaranteed bonus will be paid on a quarterly basis for each full quarter during such year that you remain employed with the Company.
Stock Options: Effective for vesting purposes, as of your date of hire, you will be granted 500,000 stock options under Activant’s 2006 Stock Incentive Plan, subject to the approval of the Company’s Board of Directors and execution of the Company’s form of stock option agreement and other required documentation.

Paul H. Salsgiver, Jr.	September 3, 2008

Executive Severance: Activant has a severance plan in place for senior executives. We will provide you a copy of that Executive Severance Plan.
Benefits: As a full-time employee, you will be eligible to participate in the Company’s comprehensive group medical, dental, vision, disability, deferred compensation and life insurance programs. Health coverage becomes effective the first day of your employment. Activant has several additional benefit programs such as a 401(k) plan, Educational Assistance Program and a Flexible Spending Program. Your vacation accrual will equal 20 days (160 hours) per year. Activant reserves the right to modify or terminate any of its employee benefit plans at any time as allowed by law.
Employment At Will: In consideration of employment, you agree to conform to the policies of the Company. You acknowledge that employment at Activant is “at-will”, and therefore is not for a specific term and can be terminated for any reason, with or without cause, at any time with or without notice at the option of Activant or the employee. Failure to comply with Company policies will necessitate disciplinary action, which may include termination of employment.
Activant has begun a very exciting time in its corporate life. We believe we can provide you with a challenging and rewarding career and look forward to your joining the Activant staff and both participating in and contributing to the success of the Company. We hope to have you as part of the Activant Team, and we await your confirmation to our offer.
To accept this offer of employment, please sign, date, and return your signed copy of this agreement to Skip Paterson. This offer is contingent upon your completion and return of an Activant Job Application, and your execution of our standard agreements regarding Employee Confidentiality, Non-disclosure, Intellectual Property and Non-solicitation. These forms will be sent to you separately following your acceptance of this offer. In addition, please be advised that you must provide satisfactory proof of your identity and eligibility to work in the United States, and complete the required I-9 Form, within the first three (3) days of your employment with Activant or your employment may be terminated. Please note also that this offer of employment is contingent upon the successful completion of a background screen and reference checks. As a condition of your employment, you agree that at all times during your employment you shall comply with all Activant policies and workplace rules, including any codes of conduct and any policies against unlawful harassment and discrimination.
This offer supersedes all prior negotiations, representations, and agreements concerning your employment with Activant, which are no longer valid or effective. This offer is valid until September 5, 2009. If you accept this offer, the terms and conditions set out in this agreement shall be the terms of your employment. For your convenience, a summary of this offer of employment may be found of the attached document.
Sincerely,

/s/ Pervez Qureshi
Pervez Qureshi
President and CEO

Paul H. Salsgiver, Jr.	September 3, 2008

I accept your contingent offer of employment, and will commence work upon passing the background investigation and reference checking and other conditions. I agree to the terms as outlined in this letter.

/s/ Paul H Salsgiver, Jr. Paul H Salsgiver, Jr.	9/3/08 Date

Attachment

Attachment
Activant Solutions Inc.
Attachment to Employment Offer
Paul H. Salsgiver, Jr.
Executive Vice President and General Manager
Hardlines and Lumber Group

Compensation Component	Offer	Comment
Base Salary	$ 350,000	Eligible for next Company merit increase (targeted for 10/2009)

Short-term Incentive (Activant Incentive Bonus Plan)	Target of bonus $175,000	Guarantee first year bonus at 60% payout. Payable quarterly beginning with first full quarter worked.

Long-Term Incentive (2006 Stock Incentive Plan)	500,000 stock options	Strike price based on FMV determined by the Board as of the Board approval date. Vest 1/5 vest after one year, and then the remaining option shares vest on a quarterly basis over the remaining four years. Option shares expire after ten years.

Executive Physical & Vacation	4 Weeks Vacation and company paid Executive Physical	Eligibility at start date.

Benefit Programs	Medical , Dental, Vision, Life, Disability, Deferred Compensation and 401(k) Plans

Severance (Executive Severance Plan)	Severance of 9 months for Qualified Terminations	Includes base + incentive target

Contingencies	Successful completion of a Background Screen, Job Application, standard agreements regarding employee confidentiality, non-disclosure, intellectual property and non- solicitation, Eligibility to Work in the U.S. (completion of Form I-9)

Acceptable start date